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                                  EXHIBIT 11.1
                            Anika Therapeutics, Inc.
           Computation of Primary and Fully Diluted Earnings per Share

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
                                                            Four Month        Fiscal
                                               Year            Year            Year
                                               Ended          Ended           Ended
                                                 December 31,                August 31,
                                               1997            1996            1996
                                             -----------------------------------------
BASIC:

Net income (loss):                           $3,344,437   ($2,657,599)    ($2,848,879)

Dividend on preferred                           103,035        79,045         224,605
                                             ------------------------  --------------
Net income (loss) per common share:           3,241,402    (2,736,644)     (3,073,484)
Weighted average number of common
  shares as adjusted                          5,436,474     4,905,381       4,052,660
                                             ------------------------  --------------
Basic earnings (loss) per share                   $0.60        ($0.56)         ($0.76)
                                             ========================  ==============
DILUTED:

Net income (loss):                           $3,344,437   ($2,657,599)    ($2,848,879)

Dividend on preferred                                --            --              --
                                             ----------------------------------------
Net income (loss) per common share:           3,344,437    (2,657,599)     (2,848,879)
Weighted average number of common
 shares as adjusted for potentially
 diluted shares                               7,587,393     4,905,381       4,052,660
                                             ------------------------  --------------

Diluted earnings(loss) per share                  $0.44        ($0.56)**       ($0.76)**
                                             ========================  ==============
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* Inclusion in amounts in calculation would be antidilutive; therefore not included.

*Calculation results in antidiluted earnings per share, as such, presentation on statement of operations reverts back to basic.